Exhibit 99.1

SYSCO REPORTS SECOND QUARTER FISCAL 2019 RESULTS

The Company delivered results in line with expectations

HOUSTON, February 4, 2019 - Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week second fiscal quarter ended December 29, 2018.

Second Quarter Fiscal 2019 Highlights

•	Sales increased 2.5% to $14.8 billion

•	Gross profit increased 2.7% to $2.8 billion; gross margin increased 4 basis points

•	Operating income decreased 14.5% to $451.9 million; adjusted¹ operating income increased 4.8% to $603.3 million

•	EPS decreased $0.03 to $0.51; adjusted¹ EPS decreased $0.03 to $0.75

First Half Fiscal 2019 Highlights

•	Sales increased 3.2% to $30.0 billion

•	Gross profit increased 3.3% to $5.7 billion; gross margin increased 3 basis points

•	Operating income decreased 5.9% to $1.1 billion; adjusted¹ operating income increased 5.0% to $1.3 billion

•	EPS increased $0.10 to $1.33; adjusted¹ EPS increased $0.14 to $1.66

“Our second quarter results were in line with our expectations,” said Tom Bené, Sysco’s chairman, president and chief executive officer. “We saw solid topline growth, while we continue making investments in our business, particularly in our international segment. We remain focused on exceeding our customers’ expectations, while continuing to manage costs, and anticipate seeing additional benefit from our cost savings initiatives in the second half of this fiscal year.”

In order to drive continued growth and value creation, Sysco recently implemented organizational and executive leadership changes, which further align the company with its customer first operating model and streamline the business. This reorganization results in an approximate 10 percent reduction in salaried corporate support positions.

¹Earnings Per Share (EPS) are shown on a diluted basis unless otherwise specified. Adjusted financial results exclude certain items, which primarily include restructuring costs, acquisition-related costs, and transformational project costs. Reconciliations of all non-GAAP measures are included in this release.

Second Quarter Fiscal 2019 Results

U.S. Foodservice Operations

Sales for the second quarter were $10.1 billion, an increase of 4.2% compared to the same period last year. Local case volume within U.S. Broadline operations grew 3.3% for the second quarter, of which 2.4% was organic, while total case volume within U.S. Broadline operations grew 2.9%, of which 2.0% was organic.

Gross profit increased 4.5% to $2.0 billion, and gross margin increased 6 basis points to 19.8%, compared to the same period last year. Food cost inflation was 1.4% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the frozen potato, meat, paper and produce categories.

Operating expenses increased $56.5 million, or 4.7%, compared to the same period last year, due mainly to supply chain costs in both warehouse and transportation.

Operating income was $737.5 million, an increase of $29.9 million, or 4.2%, compared to the same period last year.

International Foodservice Operations

Sales for the second quarter were $2.9 billion, an increase of 0.8% compared to the same period last year. The impact to total Sysco sales of foreign exchange during the quarter was negative 0.7%.

Gross profit decreased 1.6% to $589.9 million, and gross margin decreased 49 basis points to 20.4%, compared to the same period last year.

Operating expenses increased $57.8 million, or 10.6%, compared to the same period last year. Adjusted operating expenses decreased $13.8 million, or 2.6%, compared to the same period last year, due mainly to supply chain cost challenges.

Operating loss was $14.9 million, a decrease of $67.5 million, or 128.4%, compared to the same period last year. Adjusted operating income was $83.1 million, an increase of approximately $4.0 million, or 5.1%, compared to the same period last year. The impact to total Sysco operating income of foreign exchange during the quarter was negative 0.5%.

First Half Fiscal 2019 Results

U.S. Foodservice Operations

Sales for the first 26 weeks of fiscal 2019 were $20.5 billion, an increase of 4.9% compared to the same period last year. Local case volume within U.S. Broadline operations grew 4.2% for the first 26 weeks of fiscal 2019, of which 3.0% was organic, while total case volume within U.S. Broadline operations grew 4.3%, of which 3.2% was organic.

Gross profit increased 4.9% to $4.1 billion, and gross margin remained flat at 20.0%, compared to the same period last year. U.S. Broadline had slight food cost inflation at 0.8%, primarily in the frozen, paper and dry categories, which was partially offset by deflation in poultry.

Operating expenses increased $126.7 million, or 5.3%, compared to the same period last year, due mainly to increased supply chain and selling expenses.

Operating income was $1.6 billion, an increase of $63.6 million, or 4.3%, compared to the same period last year.

International Foodservice Operations

Sales for the first 26 weeks of fiscal 2019 were $5.8 billion, an increase of 0.7% compared to the same period last year. The impact to total Sysco sales of foreign exchange during the quarter was negative 0.6%.

Gross profit decreased 0.8% to $1.2 billion, and gross margin decreased 30 basis points to 20.7%, compared to the same period last year.

Operating expenses increased $68.2 million, or 6.3%, compared to the same period last year. Adjusted operating expenses decreased $13.5 million, or 1.3%, compared to the same period last year, due mainly to investments in supply chain transformation and business integration and supply chain cost challenges.

Operating income was $51.9 million, a decrease of $77.5 million, or 59.9%, compared to the same period last year. Adjusted operating income was $178.4 million, an increase of approximately $4.2 million, or 2.4%, compared to the same period last year. The impact to total Sysco operating income of foreign exchange during the first 26 weeks of fiscal 2019 was negative 0.4%.

Capital Spending and Cash Flow

Cash flow from operations was $917.8 million for the first 26 weeks of fiscal 2019, which was $15.4 million lower compared to the same period last year. Free cash flow for the first 26 weeks of fiscal 2019 was $700.9 million, which was $22.4 million higher compared to the prior year.

Capital expenditures, net of proceeds from sales of plant and equipment, totaled $216.9 million for the first 26 weeks of fiscal 2019, which was $37.8 million lower compared to the same period last year.

Conference Call & Webcast

Sysco will host a conference call to review the Company’s second quarter fiscal 2019 financial results on Monday, February 4, 2019, at 10:00 a.m. Eastern. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

Key Highlights:

	13-Week Period Ended		26-Week Period Ended
Financial Comparison:	December 29, 2018	Change	December 29, 2018	Change
Sales	$14.8 billion	2.5%	$30.0 billion	3.2%
Gross profit	$2.8 billion	2.7%	$5.7 billion	3.3%
Gross Margin	18.77%	4 bps	18.93%	3 bps

GAAP:
Operating expenses	$2.3 billion	6.9%	$4.6 billion	5.8%
Certain Items	$151.4 million	221.0%	$215.0 million	150.1%
Operating Income	$451.9 million	-14.5%	$1.1 billion	-5.9%
Operating Margin	3.06%	-61 bps	3.60%	-35 bps
Net Earnings	$267.4 million	-5.9%	$698.4 billion	7.2%
Diluted Earnings Per Share	$0.51	-5.6%	$1.33	8.1%

Non-GAAP (1):
Operating Expenses	$2.2 billion	2.1%	$4.4 billion	2.8%
Operating Income	$603.3 million	4.8%	$1.3 billion	5.0%
Operating Margin	4.09%	9 bps	4.32%	7 bps
Net Earnings	$393.5 million	-4.5%	$872.7 billion	8.2%
Diluted Earnings Per Share	$0.75	-4.0%	$1.66	9.0%

Case Growth:
U.S. Broadline	2.9%		4.3%
Local	3.3%		4.2%

Sysco Brand Sales as a % of Cases:
U.S. Broadline	37.82%	40 bps	38.11%	27 bps
Local	46.51%	59 bps	46.89%	63 bps

Note:

(1)	A reconciliation of non-GAAP measures is included in this release.

Individual components in the table above may not sum to the totals due to the rounding.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 69,000 associates, the company operates approximately 330 distribution facilities worldwide and serves more than 600,000 customer locations. For fiscal 2018 that ended June 30, 2018, the company generated sales of more than $58 billion.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this presentation or in our earnings call for the second quarter of fiscal 2019 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include: our expectations regarding our ability to strategically acquire companies in existing markets, including our ability to grow our share with local operators, achieve supply chain synergies and fill potential gaps in our product offerings and capabilities; our expectations that our recently implemented organizational and executive leadership changes will increase agility, reduce costs and accelerate decision making; our expectations that our investments in technology and our business will allow for future growth and exceptional customer service; our expectations regarding softer local case volume over the next quarter; our expectations regarding initiatives that will drive cost improvement and enhance customer service, including (i) the Finance Transformation Roadmap and our expectation that we will receive financial benefits from this initiative in the second half of fiscal 2019, (ii) Smart Spending and our expectation that we will receive financial benefits from this initiative in the second half of fiscal 2019, (iii) Canadian Regionalization and our expectation that this initiative will contribute to increased cost savings and that we will receive financial benefits from this initiative in the second half of fiscal 2019, and (iv) Administrative Expenses and our expectation that this initiative, which includes our new streamlined organizational and business unit structure, will drive costs out of the business and that we will receive financial benefits from this initiative in the second half of fiscal 2019; our expectations regarding our ability to increase profitability for SYGMA; our expectations regarding our ability to leverage operating expense growth to gross profit growth; our expectations regarding our Cutting Edge Solutions innovation platform, including the launch of new products; our expectations regarding our investments across Europe, including, but not limited to, the strengthening of our existing product portfolio in our Ireland business and the integration of Brake France and Davigel to Sysco France, including our ability to continue to succeed in the French marketplace and our expectation that we will see benefit from this integration in our France business beginning in fiscal 2020; our ability to deliver against our strategic priorities, which we believe will provide excellent customer service and improve our overall performance; statements regarding economic trends in the United States and abroad; our expectations regarding the long-term potential for our hospitality segment; our expectations regarding our ability to accelerate emphasis on administrative cost reductions, including pulling forward some of our multi-year cost savings opportunities and finding new ways to achieve incremental administrative cost savings; our expectation regarding our effective tax rate for fiscal 2019; and our expectations with respect to achieving our three-year financial targets through fiscal 2020, including our expectation that our three-year plan gap will be approximately 150 basis points.

The success of our plans and expectations regarding our operating performance, including expectations regarding our three-year financial objectives, are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large, long-term regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, labor issues, political or financial instability, trade restrictions, tariffs, currency exchange rates, transport capacity and costs and other factors relating to foreign trade, any or all of which could delay our receipt of product or increase our input costs. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy or consumer spending, particularly on food-away-from-home, may decline. Market conditions may not improve. Competition and the impact of GPOs may reduce our margins and make it difficult for us to maintain our market share, growth rate and profitability. We may not be able to fully compensate for increases in fuel costs, and fuel hedging arrangements intended to contain fuel costs could result in above market fuel costs. Our ability to meet our long-term strategic objectives depends on our ability to grow gross profit, leverage our supply chain costs and reduce administrative costs. This will depend largely on the success of our various business initiatives, including efforts related to revenue management, expense management, our digital e-commerce strategy and any efforts related to restructuring or the reduction of administrative costs. There are various risks related to these efforts, including the risk that if sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, or if we are unable to continue to accelerate local case growth, our gross margins may decline; the risk that we are unlikely to be able to predict inflation over the long term, and lower inflation is likely to produce lower gross profit; the risk that our efforts to modify truck routing, including our small truck initiative, in order to reduce outbound transportation costs may not be effective; the risk that our efforts to mitigate increases in warehouse costs may be unsuccessful; the risk that we may not be able to accelerate and/or identify additional administrative cost savings in order to compensate for any gross profit or supply chain cost leverage challenges; the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our plans related to and the timing of any initiatives are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to realize the anticipated benefits from our efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. Adverse publicity about us or lack of confidence in our products could negatively impact our reputation and reduce earnings. Capital expenditures may vary based on changes in business plans and other factors, including risks related to the implementation of various initiatives, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of significant or prolonged inflation or deflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings, and periods of deflation can be difficult to manage effectively. Fluctuations in inflation and deflation, as well as fluctuations in the value of foreign currencies, are beyond our control and subject to broader market forces. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, including the impact of Brexit and the “yellow vest” protests in France against a fuel tax increase and the French government, and such expansion efforts may not be successful. Any business that we acquire may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. Expectations regarding the financial statement impact of any acquisitions may change based on management’s subjective evaluation. Meeting our dividend target objectives depends on our level of earnings, available cash and the success of our various strategic initiatives. Changes in applicable tax laws or regulations and the resolution of tax disputes could negatively affect our financial results. We rely on technology in our business and any cybersecurity incident, other technology disruption or delay in implementing new technology could negatively affect our business and our relationships with customers. For a discussion of additional factors impacting Sysco’s business, see our Annual Report on Form 10-K for the year ended June 30, 2018, as filed with the SEC, and our subsequent filings with the SEC, including our Quarterly Report on Form 10-Q for the second quarter of fiscal 2019. We do not undertake to update our forward-looking statements, except as required by applicable law.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		26-Week Period Ended
	Dec. 29, 2018	Dec. 30, 2017	Dec. 29, 2018	Dec. 30, 2017
Sales	$14,765,707	$14,411,490	$29,980,986	$29,061,914
Cost of sales	11,993,995	11,712,104	24,305,489	23,568,860

Gross profit	2,771,712	2,699,386	5,675,497	5,493,054
Operating expenses	2,319,817	2,170,834	4,595,462	4,345,137

Operating income	451,895	528,552	1,080,035	1,147,917
Interest expense	87,113	85,986	176,129	166,870
Other expense (income), net	10,197	(9,162)	11,329	(17,137)

Earnings before income taxes	354,585	451,728	892,577	998,184
Income taxes	87,205	167,615	194,155	346,431

Net earnings	$267,380	$284,113	$698,422	$651,753

Net earnings:
Basic earnings per share	$0.52	$0.55	$1.34	$1.24
Diluted earnings per share	0.51	0.54	1.33	1.23

Average shares outstanding	517,871,328	521,284,182	519,363,973	524,286,931
Diluted shares outstanding	524,600,510	527,249,587	526,817,501	530,156,510

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except for Share Data)

	Dec. 29, 2018	Jun. 30, 2018	Dec. 30, 2017
ASSETS
Current assets
Cash and cash equivalents	$744,808	$552,325	$961,067
Accounts and notes receivable, less allowances of $44,418, $25,768 and $52,588	4,147,367	4,073,723	3,953,643
Inventories, net	3,310,312	3,125,413	3,174,012
Prepaid expenses and other current assets	212,289	187,880	183,446
Income tax receivable	23,007	64,112	—

Total current assets	8,437,783	8,003,453	8,272,168
Plant and equipment at cost, less depreciation	4,375,550	4,521,660	4,366,292
Other long-term assets
Goodwill	3,875,973	3,955,485	4,001,020
Intangibles, less amortization	899,939	979,812	1,056,335
Deferred income taxes	77,191	83,666	92,950
Other assets	527,740	526,328	430,605

Total other long-term assets	5,380,843	5,545,291	5,580,910

Total assets	$18,194,176	$18,070,404	$18,219,370

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$6,101	$4,176	$6,629
Accounts payable	4,230,215	4,136,482	3,745,817
Accrued expenses	1,723,246	1,608,966	1,567,362
Accrued income taxes	4,571	56,793	128,446
Current maturities of long-term debt	786,037	782,329	534,716

Total current liabilities	6,750,170	6,588,746	5,982,970
Long-term liabilities
Long-term debt	8,019,846	7,540,765	8,312,489
Deferred income taxes	233,601	319,124	143,794
Other long-term liabilities	987,566	1,077,163	1,477,991

Total long-term liabilities	9,241,013	8,937,052	9,934,274
Commitments and contingencies
Noncontrolling interest	35,357	37,649	33,524
Shareholders’ equity
Preferred stock, par value $1 per share Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	1,465,461	1,383,619	1,361,471
Retained earnings	10,654,711	10,348,628	9,708,261
Accumulated other comprehensive loss	(1,524,407)	(1,409,269)	(1,116,028)
Treasury stock at cost, 251,658,719, 244,533,248 and 243,764,879 shares	(9,193,304)	(8,581,196)	(8,450,277)

Total shareholders’ equity	2,167,636	2,506,957	2,268,602

Total liabilities and shareholders’ equity	$18,194,176	$18,070,404	$18,219,370

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS

(In Thousands)

	26-Week Period Ended
	Dec. 29, 2018	Dec. 30, 2017
Cash flows from operating activities:
Net earnings	$698,422	$651,753
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	54,199	51,612
Depreciation and amortization	392,413	370,316
Amortization of debt issuance and other debt-related costs	10,814	14,395
Deferred income taxes	(89,098)	37,005
Provision for losses on receivables	27,647	20,151
Other non-cash items	411	12,986
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
(Increase) decrease in receivables	(137,314)	99,713
(Increase) in inventories	(204,437)	(133,374)
(Increase) in prepaid expenses and other current assets	(31,465)	(33,484)
Increase (decrease) in accounts payable	131,715	(286,899)
Increase (decrease) in accrued expenses	92,100	(21,802)
(Decrease) increase in accrued income taxes	(11,117)	120,397
(Increase) in other assets	(21,138)	(29,508)
Increase in other long-term liabilities	4,638	59,943

Net cash provided by operating activities	917,790	933,204

Cash flows from investing activities:
Additions to plant and equipment	(223,825)	(258,577)
Proceeds from sales of plant and equipment	6,901	3,878
Acquisition of businesses, net of cash acquired	(88)	(147,644)

Net cash (used for) investing activities	(217,012)	(402,343)

Cash flows from financing activities:
Bank and commercial paper borrowings, net	109,900	630,265
Other debt borrowings	383,163	5,465
Other debt repayments	(16,617)	(10,368)
Proceeds from stock option exercises	137,896	172,298
Treasury stock purchases	(739,205)	(750,532)
Dividends paid	(379,216)	(346,920)
Other financing activities (1)	(6,653)	(10,136)

Net cash (used for) financing activities	(510,732)	(309,928)

Effect of exchange rates on cash, cash equivalents and restricted cash	(8,904)	23,510

Net increase in cash and cash equivalents (2)	181,142	244,443
Cash, cash equivalents and restricted cash at beginning of period	715,844	869,502

Cash, cash equivalents and restricted cash at end of period	$896,986	$1,113,945

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$158,574	$136,279
Income taxes	328,574	75,841

(1)	Change includes cash paid for shares withheld to cover taxes, debt issuance costs and other financing activities.
(2)	Change includes restricted cash included within other assets in the Consolidated Balance Sheet.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

Our discussion below of our results includes certain non-GAAP financial measures that we believe provide important perspective with respect to underlying business trends. Other than free cash flow, any non-GAAP financial measures will be denoted as adjusted measures and exclude the impact from restructuring and transformational project costs consisting of: (1) expenses associated with our various transformation initiatives; (2) severance and facility closure charges; and (3) restructuring charges.

The non-GAAP financial measures presented in this report also exclude the impact of the following acquisition-related items: (1) intangible amortization expense and (2) integration costs. All acquisition-related costs in fiscal 2019 and 2018 that have been excluded relate to the fiscal 2017 acquisition of Cucina Lux Investments Limited (the Brakes Acquisition).

The second quarter fiscal 2019 and fiscal 2018 items described above and excluded from our non-GAAP measures are collectively referred to as “Certain Items.” Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove these Certain Items, provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations, facilitating comparisons on a year-over-year basis and (2) removes those items that are difficult to predict and are often unanticipated and that, as a result, are difficult to include in analysts’ financial models and our investors’ expectations with any degree of specificity.

Although Sysco has a history of growth through acquisitions, the Brakes Group was significantly larger than the companies historically acquired by Sysco, with a proportionately greater impact on Sysco’s consolidated financial statements. Accordingly, Sysco is excluding from its non-GAAP financial measures for the relevant period solely those acquisition costs specific to the Brakes acquisition. We believe this approach significantly enhances the comparability of Sysco’s results for fiscal 2019 and fiscal 2018.

The company uses these non-GAAP measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute for GAAP measures in assessing the company’s results of operations for periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the table below, each period presented is adjusted for the impact described above. In the table below, individual components of diluted earnings per share may not add to the total presented due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Dec. 29, 2018	13-Week Period Ended Dec. 30, 2017	Period Change in Dollars	Period % Change
Operating expenses (GAAP)	$2,319,817	$2,170,834	$148,983	6.9%
Impact of restructuring and transformational project costs (1)	(134,436)	(21,377)	(113,059)	NM
Impact of acquisition-related costs (2)	(17,008)	(25,799)	8,791	-34.1

Operating expenses adjusted for Certain Items (Non-GAAP)	$2,168,373	$2,123,658	$44,715	2.1%

Operating income (GAAP)	$451,895	$528,552	$(76,657)	-14.5%
Impact of restructuring and transformational project costs (1)	134,436	21,377	113,059	NM
Impact of acquisition-related costs (2)	17,008	25,799	(8,791)	-34.1

Operating income adjusted for Certain Items (Non-GAAP)	$603,339	$575,728	$27,611	4.8%

Net earnings (GAAP)	$267,380	$284,113	$(16,733)	-5.9%
Impact of restructuring and transformational project costs (1)	134,436	21,377	113,059	NM
Impact of acquisition-related costs (2)	17,008	25,799	(8,791)	-34.1
Tax impact of restructuring and transformational project costs (3)	(34,886)	(5,691)	(29,195)	NM
Tax impact of acquisition-related costs (3)	(5,611)	(6,110)	499	-8.2
Impact of U.S. transition tax	15,154	115,000	(99,846)	-86.8%
Impact of U.S. balance sheet remeasurement from tax law change	—	(14,477)	14,477	NM
Impact of France and U.K. tax law changes	—	(8,137)	8,137	NM

Net earnings adjusted for Certain Items (Non-GAAP)	$393,481	$411,874	$(18,393)	-4.5%

Diluted earnings per share (GAAP)	$0.51	$0.54	$(0.03)	-5.6%
Impact of restructuring and transformational project costs (1)	0.26	0.04	0.22	NM
Impact of acquisition-related costs (2)	0.03	0.05	(0.02)	-40.0
Tax impact of restructuring and transformational project costs (3)	(0.07)	(0.01)	(0.06)	NM
Tax impact of acquisition-related costs (3)	(0.01)	(0.01)	—	—
Impact of U.S. transition tax	0.03	0.22	(0.19)	-86.4
Impact of U.S. balance sheet remeasurement from tax law change	—	(0.03)	0.03	NM
Impact of France and U.K. tax law changes	—	(0.02)	0.02	NM

Diluted EPS adjusted for Certain Items (Non-GAAP) (4)	$0.75	$0.78	$(0.03)	-4.0%

Diluted shares outstanding	524,600,510	527,249,587

(1)

Fiscal 2019 includes $53 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy, of which $17 million relates to accelerated depreciation related to software that is being replaced, and $81 million related to severance, restructuring and facility closure charges in Europe and Canada, of which $55 million relates to our France restructuring as part of our integration of Brake France and Davigel into Sysco France. Fiscal 2018 includes $16 million related to business technology costs and professional fees on three-year financial objectives and $6 million related to restructuring charges.

(2)

Fiscal 2019 and fiscal 2018 include $18 million and $19 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of Brakes. Fiscal 2018 includes $5 million in integration costs.

(3)

The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

(4)

Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	26-Week Period Ended Dec. 29, 2018	26-Week Period Ended Dec. 30, 2017	Change in Dollars	Period % Change
Operating expenses (GAAP)	$4,595,462	$4,345,137	$250,325	5.8%
Impact of restructuring and transformational project costs (1)	(175,339)	(40,430)	(134,909)	NM
Impact of acquisition-related costs (2)	(39,645)	(45,545)	5,900	-13.0

Operating expenses adjusted for Certain Items (Non-GAAP)	$4,380,478	$4,259,162	$121,316	2.8%

Operating income (GAAP)	$1,080,035	$1,147,917	$(67,882)	-5.9%
Impact of restructuring and transformational project costs (1)	175,339	40,430	134,909	NM
Impact of acquisition-related costs (2)	39,645	45,545	(5,900)	-13.0

Operating income adjusted for Certain Items (Non-GAAP)	$1,295,019	$1,233,892	$61,127	5.0%

Net earnings (GAAP)	$698,422	$651,753	$46,669	7.2%
Impact of restructuring and transformational project costs (1)	175,339	40,430	134,909	NM
Impact of acquisition-related costs (2)	39,645	45,545	(5,900)	-13.0
Tax impact of restructuring and transformational project costs (3)	(45,560)	(12,634)	(32,926)	NM
Tax impact of acquisition-related costs (3)	(10,302)	(11,108)	806	-7.3
Impact of U.S. transition tax	15,154	115,000	(99,846)	-86.8%
Impact of U.S. balance sheet remeasurement from tax law change	—	(14,477)	14,477	NM
Impact of France and U.K. tax law changes	—	(8,137)	8,137	NM

Net earnings adjusted for Certain Items (Non-GAAP)	$872,698	$806,372	$66,326	8.2%

Diluted earnings per share (GAAP)	$1.33	$1.23	$0.10	8.1%
Impact of restructuring and transformational project costs (1)	0.33	0.08	0.25	NM
Impact of acquisition-related costs (2)	0.08	0.09	(0.01)	-11.1
Tax impact of restructuring and transformational project costs (3)	(0.09)	(0.02)	(0.07)	NM
Tax impact of acquisition-related costs (3)	(0.02)	(0.02)	—	—
Impact of U.S. transition tax	0.03	0.22	(0.19)	-86.4
Impact of U.S. balance sheet remeasurement from tax law change	—	(0.03)	0.03	NM
Impact of France and U.K. tax law changes	—	(0.02)	0.02	NM

Diluted EPS adjusted for Certain Items (Non-GAAP) (4)	$1.66	$1.52	$0.14	9.0%

Diluted shares outstanding	526,817,501	530,156,510

(1)

Fiscal 2019 includes $79 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy, of which $17 million relates to accelerated depreciation related to software that is being replaced, and $96 million related to severance, restructuring and facility closure charges in Europe and Canada, of which $56 million relates to our France restructuring as part of our integration of Brake France and Davigel into Sysco France. Fiscal 2018 includes $29 million related to business technology costs and professional fees on three-year financial objectives and $11 million related to restructuring charges.

(2)

Fiscal 2019 and fiscal 2018 include $39 million and $31 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of Brakes, and $1 million and $10 million, respectively, related to integration costs.

(3)

The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

(4)

Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Dec. 29, 2018	13-Week Period Ended Dec. 30, 2017	Period Change in Dollars	Period %/bps Change
U.S. FOODSERVICE OPERATIONS *
Sales	$10,087,105	$9,681,225	$405,880	4.2%
Gross Profit	2,001,819	1,915,466	86,353	4.5%
Gross Margin	19.85%	19.79%		6 bps
Operating expenses	$1,264,342	$1,207,885	$56,457	4.7%
Operating income	737,477	707,581	29,896	4.2%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales	$2,890,598	$2,869,043	$21,555	0.8%
Gross Profit	589,922	599,647	(9,725)	-1.6%
Gross Margin	20.41%	20.90%		-49 bps

Operating expenses (GAAP)	$604,839	$547,053	$57,786	10.6%
Impact of restructuring and transformational project costs (1)	(81,020)	(5,602)	(75,418)	NM
Impact of acquisition-related costs (2)	(16,947)	(20,809)	3,862	-18.6

Operating expenses adjusted for Certain Items (Non-GAAP)	$506,872	$520,642	$(13,770)	-2.6%

Operating income (GAAP)	$(14,917)	$52,594	$(67,511)	-128.4%
Impact of restructuring and transformational project costs (1)	81,020	5,602	75,418	NM
Impact of acquisition related costs (2)	16,947	20,809	(3,862)	-18.6

Operating income adjusted for Certain Items (Non-GAAP)	$83,050	$79,005	$4,045	5.1%

SYGMA*
Sales	$1,536,607	$1,633,145	$(96,538)	-5.9%
Gross Profit	121,537	122,760	(1,223)	-1.0%
Gross Margin	7.91%	7.52%		39 bps
Operating expenses	$118,423	$119,407	$(984)	-0.8%
Operating income	3,114	3,353	(239)	-7.1%

OTHER*
Sales	$251,397	$228,077	$23,320	10.2%
Gross Profit	63,501	61,698	1,803	2.9%
Gross Margin	25.26%	27.05%		-179 bps
Operating expenses	$57,783	$55,517	$2,266	4.1%
Operating income	5,718	6,181	(463)	-7.5%

CORPORATE
Gross Profit	$(5,067)	$(185)	$(4,882)	NM

Operating expenses (GAAP)	$274,430	$240,972	$33,458	13.9%
Impact of restructuring and transformational project costs (3)	(53,417)	(15,775)	(37,642)	NM
Impact of acquisition-related costs (4)	(61)	(4,990)	4,929	-98.8

Operating expenses adjusted for Certain Items (Non-GAAP)	$220,952	$220,207	$745	0.3%

Operating income (GAAP)	$(279,497)	$(241,157)	$(38,340)	15.9%
Impact of restructuring and transformational project costs (3)	53,417	15,775	37,642	NM
Impact of acquisition-related costs (4)	61	4,990	(4,929)	-98.8

Operating income adjusted for Certain Items (Non-GAAP)	$(226,019)	$(220,392)	$(5,627)	2.6%

TOTAL SYSCO
Sales	$14,765,707	$14,411,490	$354,217	2.5%
Gross Profit	2,771,712	2,699,386	72,326	2.7%
Gross Margin	18.77%	18.73%		4 bps

Operating expenses (GAAP)	$2,319,817	$2,170,834	$148,983	6.9%
Impact of restructuring and transformational project costs (1) (3)	(134,437)	(21,377)	(113,060)	NM
Impact of acquisition-related costs (2) (4)	(17,008)	(25,799)	8,791	-34.1

Operating expenses adjusted for Certain Items (Non-GAAP)	$2,168,372	$2,123,658	$44,714	2.1%

Operating income (GAAP)	$451,895	$528,552	$(76,657)	-14.5%
Impact of restructuring and transformational project costs (1) (3)	134,437	21,377	113,060	NM
Impact of acquisition-related costs (2) (4)	17,008	25,799	(8,791)	-34.1

Operating income adjusted for Certain Items (Non-GAAP)	$603,340	$575,728	$27,612	4.8%

* Segment has no applicable Certain items

(1)	Includes $55 million of restructuring charges in France and other restructuring, severance and facility closure costs in Europe and Canada.

(2)	Fiscal 2019 and fiscal 2018 include $18 million and $19 million, respectively, related to intangible amortization expense from the Brakes Acquisition.

(3)

Fiscal 2019 and fiscal 2018 include various transformation initiative costs, primarily consisting of changes to our business technology strategy, including $17 million of accelerated depreciation on software that is being replaced, and severance charges related to restructuring.

(4)	Fiscal 2018 included $5 million in integration costs from the Brakes Acquisition.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(In Thousands, Except for Share and Per Share Data)

	26-Week Period Ended Dec. 29, 2018	26-Week Period Ended Dec. 30, 2017	Period Change in Dollars	Period %/bps Change
U.S. FOODSERVICE OPERATIONS
Sales	$20,486,516	$19,530,167	$956,349	4.9%
Gross Profit	4,092,046	3,901,749	190,297	4.9%
Gross Margin	19.97%	19.98%		0 bps
Operating expenses	$2,538,811	$2,412,093	$126,718	5.3%
Operating income	1,553,235	1,489,656	63,579	4.3%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales	$5,811,548	$5,772,298	$39,250	0.7%
Gross Profit	1,205,427	1,214,750	(9,323)	-0.8%
Gross Margin	20.74%	21.04%		-30 bps

Operating expenses (GAAP)	$1,153,572	$1,085,352	$68,220	6.3%
Impact of restructuring and transformational project costs (1)	(87,746)	(9,500)	(78,246)	NM
Impact of acquisition-related costs (2)	(38,846)	(35,323)	(3,523)	10.0

Operating expenses adjusted for Certain Items (Non-GAAP)	$1,026,980	$1,040,529	$(13,549)	-1.3%

Operating income (GAAP)	$51,855	$129,398	$(77,543)	-59.9%
Impact of restructuring and transformational project costs (1)	87,746	9,500	78,246	NM
Impact of acquisition related costs (2)	38,846	35,323	3,523	10.0

Operating income adjusted for Certain Items (Non-GAAP)	$178,447	$174,221	$4,226	2.4%

SYGMA*
Sales	$3,158,064	$3,273,816	$(115,752)	-3.5%
Gross Profit	250,863	248,367	2,496	1.0%
Gross Margin	7.94%	7.59%		36 bps
Operating expenses	245,318	240,169	5,149	2.1%
Operating income	5,545	8,198	(2,653)	-32.4%

OTHER*
Sales	$524,858	$485,633	$39,225	8.1%
Gross Profit	135,036	129,525	5,511	4.3%
Gross Margin	25.73%	26.67%		-94 bps
Operating expenses	118,983	116,412	2,571	2.2%
Operating income	16,053	13,113	2,940	22.4%

CORPORATE
Gross Profit	$(7,875)	$(1,337)	$(6,538)	NM

Operating expenses (GAAP)	$538,778	$491,111	$47,667	9.7%
Impact of restructuring and transformational project costs (3)	(87,593)	(30,930)	(56,663)	NM
Impact of acquisition-related costs (4)	(799)	(10,222)	9,423	-92.2

Operating expenses adjusted for Certain Items (Non-GAAP)	$450,386	$449,959	$427	0.1%

Operating income (GAAP)	$(546,653)	$(492,448)	$(54,205)	11.0%
Impact of restructuring and transformational project costs (3)	87,593	30,930	56,663	NM
Impact of acquisition-related costs (4)	799	10,222	(9,423)	-92.2

Operating income adjusted for Certain Items (Non-GAAP)	$(458,261)	$(451,296)	$(6,965)	1.5%

TOTAL SYSCO
Sales	$29,980,986	$29,061,914	$919,072	3.2%
Gross Profit	5,675,497	5,493,054	182,443	3.3%
Gross Margin	18.93%	18.90%		3 bps

Operating expenses (GAAP)	$4,595,462	$4,345,137	$250,325	5.8%
Impact of restructuring and transformational project costs (1) (3)	(175,339)	(40,430)	(134,909)	NM
Impact of acquisition-related costs (2) (4)	(39,645)	(45,545)	5,900	-13.0

Operating expenses adjusted for Certain Items (Non-GAAP)	$4,380,478	$4,259,162	$121,316	2.8%

Operating income (GAAP)	$1,080,035	$1,147,917	$(67,882)	-5.9%
Impact of restructuring and transformational project costs (1) (3)	175,339	40,430	134,909	NM
Impact of acquisition-related costs (2) (4)	39,645	45,545	(5,900)	-13.0

Operating income adjusted for Certain Items (Non-GAAP)	$1,295,019	$1,233,892	$61,127	5.0%

(1)	Includes $56 million of restructuring charges in France and other restructuring, severance and facility closure costs in Europe and Canada.

(2)	Fiscal 2019 and fiscal 2018 include $39 million and $31 million, respectively, related to intangible amortization expense from the Brakes Acquisition.

(3)

Fiscal 2019 and fiscal 2018 include various transformation initiative costs, primarily consisting of changes to our business technology strategy, including $17 million of accelerated depreciation on software that is being replaced, and severance charges related to restructuring.

(4)	Fiscal 2019 and fiscal 2018 include $1 million and $10 million, respectively, related to integration costs from the Brakes Acquisition.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	26-Week Period Ended Dec. 29, 2018	26-Week Period Ended Dec. 30, 2017	26-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$917,790	$933,204	$(15,414)
Additions to plant and equipment	(223,825)	(258,577)	34,752
Proceeds from sales of plant and equipment	6,901	3,878	3,023

Free Cash Flow (Non-GAAP)	$700,866	$678,505	$22,361